UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2014

TRONOX LIMITED

(Exact name of registrant as specified in its charter)

Western Australia, Australia	001-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(Address of principal executive offices, including zip code)

(203) 705-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) The Annual General Meeting of Shareholders (the “Annual Meeting”) of Tronox Limited (the “Company” or “our”) was held on May 21, 2014.

(b) At the Annual Meeting, shareholders voted in favor of (i) the election of the directors listed below; (ii) the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and (iii) approving, on a non-binding advisory basis, the compensation of our named executive officers.

The final voting results for each of these proposals are as follows:

Proposal 1(a). Election of Class A directors (elected by the holders of Class A ordinary shares of the company). To elect six Class A directors to terms expiring in 2015. This proposal received the required affirmative vote of holders of a plurality of the votes cast and the directors were elected.

Nominee	Votes For	Votes Withheld	Broker Non- Votes
Thomas Casey	43,041,203	1,595,479	10,552,809
Andrew P. Hines	44,603,988	32,694	10,552,809
Wayne A. Hinman	36,923,366	7,713,316	10,552,809
Peter Johnston	43,935,633	701,049	10,552,809
Ilan Kaufthal	43,801,967	834,715	10,552,809
Jeffry N. Quinn	34,906,166	9,730,516	10,552,809

Proposal 1(b). Election of Class B directors (elected by the holders of Class B ordinary shares of the company). To elect three Class B directors to terms expiring in 2015. This proposal received the required affirmative vote of holders of a plurality of the votes cast and the directors were elected.

Nominee	Votes For	Votes Withheld	Broker Non- Votes
Daniel Blue	51,154,280	0	0
Wim de Klerk	51,154,280	0	0
Sipho Nkosi	51,154,280	0	0

Proposal 2. To approve the appointment of the Tronox Limited independent registered public auditor, who will serve until that auditor resigns or is removed. This proposal received the required affirmative vote of holders of a majority of the votes cast and was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
105,939,491	384,087	20,193	N/A

Proposal 3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay”). This proposal received the required affirmative vote of holders of a majority of the votes cast and was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
95,219,131	537,322	34,509	10,552,809

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX LIMITED

	By:	/s/ Richard L. Muglia
Date: May 23, 2014	Name:	Richard L. Muglia
	Title:	Senior Vice President, General Counsel and Secretary